Exhibit 10.2

ORDERED in the Southern District of Florida on January 30, 2019.

/s/ Robert A. Mark
Robert A. Mark, Judge
United States Bankruptcy Court

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF FLORIDA

MIAMI DIVISION

In re:

NEXT COMMUNICATIONS, INC.,	Case No. 16-26776-RAM
Debtor. /	Chapter 11

ORDER CONFIRMING DEBTOR’S SECOND AMENDED

PLAN OF REORGANIZATION AND SETTING POST-CONFIRMATION HEARING

THIS MATTER came before the Court on January 22, 2019 at 1:30 p.m. to consider confirmation of the Debtor’s Second Plan of Reorganization [ECF No. 219]1 (the “Plan”) filed on November 19, 2018, proposed by Next Communications, Inc. (the “Debtor” or “Proponent” as the case may be).

In connection with the confirmation of the Plan, the Court reviewed and considered: (i) the Certificate of Plan Proponent on Acceptance of Plan, Report on Amount to Be Deposited, Certificate of Amount Deposited and Payment of Fees [ECF No. 244] (the “Ballot Certificate”); and (ii) the Confirmation Affidavit of Arik Maimon [ECF No. 243] (the “Confirmation Affidavit”). The Court has also: (i) reviewed and considered the entire record in this case, including the Second Amended Disclosure Statement [ECF No. 218](the “Disclosure Statement”) and the Plan; (ii) considered that no objections to confirmation of the Plan were filed; (iii) considered argument of counsel; (iv) the testimony of Arik Maimon proffered by counsel for the Debtor without objection and as set forth in the Confirmation Affidavit which was admitted into evidence at the Confirmation Hearing without objection; and (v) considered the evidence presented at the hearing.

1 Unless otherwise defined herein, all capitalized terms used in this Order shall have the meanings ascribed to them in the Plan.

I. Findings of Fact/Conclusions of Law

Based upon the above and otherwise being fully advised in the premises, the Court hereby makes the following findings of fact and conclusions of law pursuant to Rule 7052 of the Federal Rules of Bankruptcy Procedure2:

1. On October 30, 2018, this Court held a hearing on the adequacy of the Disclosure Statement. After considering certain objections filed or raised, the Disclosure Statement was approved as containing adequate information in accordance with 11 U.S.C. § 1125 and Bankruptcy Rule 3017.

2. There was adequate and sufficient notice of: (i) the Plan and the Amended Disclosure Statement; (ii) the deadline to file and serve objections to the confirmation of the Plan; (iii) the deadline for voting on the Plan; and (iv) the hearing date on the approval of the Plan. The Proponent has afforded all parties in interest with an adequate opportunity to be heard regarding the Plan. The Plan was served upon all parties entitled to vote thereon.

3. The Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157(a), (b)(1) and (b)(2)(L), 1334(a) and (b), the United States District Court’s general order of reference, and other various applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

2 Where appropriate, findings of fact shall constitute conclusions of law and conclusions of law shall constitute findings of fact. See, In re Grand Union Co., 2000 Bankr. LEXIS 1710 (Bankr. N.J. 2000) and In re American Family Enterprises, 256 B.R. 377 (Bankr. N.J. 2000).

4. Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409(a).

5. In accordance with § 1122(a) of the Bankruptcy Code, Article III of the Plan classifies and places each Claim against and Interest in the Debtor together with other Claims against or Interests in the Debtor, as applicable, that are substantially similar to such Claims or Interests, and, accordingly, satisfies § 1122(a) of the Bankruptcy Code.

6. The Plan adequately and properly classifies all Claims and Interests required to be classified, and, accordingly, satisfies section 1123(a)(1) of the Bankruptcy Code.

7. No governmental regulatory commission now has, or will have after Confirmation of the Plan, jurisdiction over any rates of the Reorganized Debtor, so 11 U.S.C. § 1129(a)(6) does not apply.

8. With respect to each Class of Claims, each Class (i) has accepted the Plan or (ii) is not impaired under the Plan.

9. Except to the extent that the Holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that, with respect to a Claim of a kind specified in 11 U.S.C. § 507(a)(2), on the Effective Date (or such later date that the Court enters an order allowing such Claim) the Holder of such Claim will receive on account of such Claim Cash equal to the Allowed Amount of such Claim.

10. Except to the extent that the Holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that, with respect to a Class of Claims of a kind specified in 11 U.S.C. § 507(a)(1), (4), (5), (6) and (7), on the Effective Date (or such later date that the Court enters an order allowing such Claim) the Holder of such Claim will receive on account of such Claim Cash equal to the Allowed Amount of such Claim.

11. Except to the extent that the Holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that, with respect to a Claim of a kind specified in 11 U.S.C. § 507(a)(8), on the Effective Date (or such later date that the Court enters an order allowing such Claim) the Holder of such Claim will receive on account of such Claim Cash equal to the Allowed Amount of such Claim.

12. The Plan specifies any class of Claims or Interests that are impaired or unimpaired under the Plan, and accordingly, satisfies section 1123(a)(2) and (3) of the Bankruptcy Code.

13. The Plan provides the same treatment for each Claim or Interest in each Class unless the holder of such a Claim or Interest agrees to less favorable treatment, and accordingly, satisfies section 1123(a)(4) of the Bankruptcy Code.

14. The Plan sets forth the means by which the Plan will be implemented, and accordingly, makes adequate means for its implementation and satisfies section 1123(a)(5) of the Bankruptcy Code.

15. Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Reorganized Debtor or any successor thereto under the Plan. The Proponent has demonstrated the likelihood that the Reorganized Debtor will be able to meet its financial and other obligations under the Plan and documents ancillary thereto.

16. The Debtor is not required to pay any “domestic support obligation,” so 11 U.S.C. § 1129(a)(14) does not apply.

17. The Debtor is not an individual, so 11 U.S.C. § 1129(a)(15) does not apply.

18. The Debtor is a for-profit commercial corporation, so 11 U.S.C. § 1129(a)(16) does not apply.

19. Each of the Voting Classes have accepted the Plan in the requisite number of ballots, and in the requisite dollar amount, as required pursuant to 11 U.S.C § 1126(c) and as set forth in the Ballot Certificate.

20. The Ballot Certificate validly and correctly sets forth the tabulation of votes, as required by the Bankruptcy Code, Bankruptcy Rules and the Local Rules.

21. The Plan was voted on by all Classes of Impaired Claims that were entitled to vote pursuant to the Bankruptcy Code and the Bankruptcy Rules.

22. The Ballot Certificate reflects that Classes 1, 2, and 3 have accepted the Plan.

23. The Plan complies with all applicable provisions of 11 U.S.C. §§ 101 et seq., including 11 U.S.C. § 1129(a) and (b) with respect to all Classes of Claims and Interests under the Plan, and, as required by Bankruptcy Rule 3016(a), the Plan is dated and identifies the Debtor as the Proponent.

24. The Proponent of the Plan complied with all applicable provisions of 11 U.S.C. §§ 101 et seq., including 11 U.S.C. § 1129.

25. The Plan has been proposed and submitted to all creditors and equity security holders in good faith and not by any means forbidden by law and therefore the provisions of 11 U.S.C. § 1129(a)(3) is satisfied.

26. The Debtor has properly disclosed that the Debtor’s officers Michael De Prado, President, and Arik Maimon will continue as officers of the Reorganized Debtor and continue to manage its business operations which satisfies the requirements of 11 U.S.C. § 1129(a)(5).

27. The Plan does not discriminate unfairly, is fair and equitable and otherwise complies with all of the provisions of Section 1129(b) of the Bankruptcy Code with respect to each Class of Claims or Interests that are impaired under the Plan.

28. The Plan provides for the continued operation of the Debtor as Reorganized Debtor and based upon the terms of the Plan and the financial information annexed to the Disclosure Statement and the funds on deposit to fund the Plan, the Debtor has satisfied the requirements of 11 U.S.C. §1129(a)(11).

29. The terms of the ore tenus motion to compromise and satisfaction of the $3.0 million dollar receivable due from NGH to the Debtor upon payment in cleared funds of $600,000 by NGH into the trust account of Debtor’s counsel on or before 90 days of entry of this Order confirming the Plan as approved by separate Order of the Court are fair and reasonable given that the compromise (i) does not affect the ability of the Debtor to fund the Plan, in fact the compromise as proffered by Arik Maimon at the confirmation hearing the compromise will allow NGH to obtain the financing necessary to make the $600,000 payment and commence its operations makes the funding of the Plan more likely), (ii) does not affect the amount of Plan payments to creditors under the Plan except that of 100 NWT’s Class 1 claim who has consented to this compromise and treatment, and (iii) that the $600,000 compromise payment by NGH is many times over the value of the realizable assets of NGH as set forth in its 2017 10Q attached as Exhibit H to the Disclosure Statement.

30. Under the terms of the settlement agreement between Verizon Business Global LLC, Verizon UK Limited, and Terremark North America LLC (the “Verizon Entities”) on one hand and the Debtor on the other (ECF No. 242) to be approved by separate Order, the Verizon Entities shall be deemed to have amended their ballots (ECF Nos. 234, 235, and 236) to reflect acceptance of the Plan.

31. As proffered by counsel for the Debtor, Viber Media Sarl consents to converting the ballot (ECF No. 237) from rejecting the Plan to accepting the Plan upon inclusion of the language below regarding the treatment of its claim as set forth in the Order allowing Viber’s claim (ECF No. 186).

THEREFORE, BASED UPON THE FOREGOING FINDINGS, IT IS ORDERED AS FOLLOWS:

A. The Plan is CONFIRMED.

B. The Plan complies with all applicable provisions of the Bankruptcy Code and the Bankruptcy Rules including, without limitation, 11 U.S.C. §§ 1122, 1123 and 1129. In the event of any conflict between the terms of the Plan and the terms of this Order, the terms of this Order shall control.

C. Any Objections have been either voluntarily withdrawn or are hereby overruled.

D. The findings of fact and conclusions of law set forth above shall constitute the findings of fact and conclusions of law of this Court pursuant to Bankruptcy Rule 7052. To the extent any finding of fact later shall be determined to be a conclusion of law, it shall be so deemed, and to the extent any conclusion of law later shall be determined to be a finding of fact, it shall be so deemed. (See Footnote 2, supra).

E. Without objection, as of the Effective Date, the Debtor shall be reconstituted as Reorganized Debtor under the Plan. The Debtor shall perform all the duties of the Reorganized Debtor as set forth in the Plan.

F. From and after the date of this Order, the Debtor will continue in existence as a valid corporation.

G. Except as otherwise provided in the Plan, the Debtor has the authority, without further approval from this Court, to take all actions necessary to perform the duties set forth in the Plan.

H. On the Effective Date, the Debtor is authorized to exercise any powers specifically granted under the Plan, oversee distributions under the Plan and to exercise those remedies available to such entities under the Plan.

I. The Plan expressly adopts and incorporates by reference the provisions provided in the Court’s Order Overruling Debtor's Second Objection to Claims (Claim No. 19 filed by Viber Media Sarl (ECF No. 186), and in no way stays, releases, discharges, or enjoins any of Viber Media Sarl’s claims against the Debtor, any successor in interest, and any affiliated entities, including but not limited to NxtGn, Inc. and Next Group Holdings, Inc. Upon completion of Debtor’s plan payments on behalf of Viber Media Sarl‘s Allowed Claim No. 19, such claim shall be discharged as to the Debtor only, pursuant to the Plan. The Plan payments made to Viber Media Sarl shall be escrowed with Viber Media Sarl‘s current counsel, Akerman LLP, rather than prior counsel, Berger Singerman LLP.

J. Post Confirmation, the Debtor may retain any Professionals to assist the Debtor in the exercise of their duties under provisions of the Plan without the need for prior approval by the Court. The fees of any such post Confirmation professionals shall be paid from estate funds upon presentment of invoices and the Debtor’s review of the reasonableness of same without the need for prior approval by this Court. All such invoices shall, however, be subject to final approval by the Court prior to the closing of the cases.

K. The Debtor as the Reorganized Debtor shall continue to litigate the pending adversary proceeding against Equinix, Inc. (the Verizon Entities are to be dismissed as a result of the Verizon settlement), adv. case no. 17-014420-BKC-RAM-A and the Court retains jurisdiction over this matter for all purposes including entry of Final Judgment and post Final Judgment matters.

L. The Debtor will act in a fiduciary capacity for the interests of all holders of Claims and thereafter for the Holders of Interests in the Reorganized Debtor in accordance with the terms of the Plan.

M. The Debtor shall make the distributions to creditors as required under the Plan. To the extent payments either because the mail is undeliverable at the last known address of the creditor as reflected on the books and records of the Debtor as in the proof of claim filed by the creditor or the creditor elects to return the distribution check, the funds will remain in escrow with the Debtor until 6 months following the Effective Date at which time the funds shall revest with the Debtor and the Debtor shall be under no further obligation to continue to make payments to such creditors.

N. The property of the Debtor’s Estates shall be revested in the Reorganized Debtor on or following the entry of this Order and the Effective Date but will continue to be subject to the jurisdiction of this Court following the entry of this Order until distributed to holders of Allowed Claims, in accordance with the provisions of the Plan and this Order.

O. Except to the extent provided in § 1141(d)(3), on the Effective Date, the provisions of the Plan shall bind (i) any Holder of a Claim against or Interest in the Debtor and its successors and assigns, whether or not Such Claim or Interest of such Holder is impaired under the Plan and whether or not such Holder has accepted the Plan, (ii) every other party in interests in this Chapter 11 case, and (iii) all parties receiving distributions under the Plan and their respective heirs, executors, administrators, successors, or assigns.

P. Following the entry of this Order, the Debtor shall execute such documents and take such other action as are necessary to effectuate the transactions provided for in the Plan without the need for further orders from this Court.

Q. 100 NWT shall retain its liens on the Debtor’s property with the same force, effect and priority that such liens had on the date prior to the Effective Date until such time as 100 NWT is paid as agreed under the Plan. Upon full payment, 100 NWT shall file necessary documents to satisfy and extinguish its liens.

R. All other liens and security interests of any creditor whether filed in the Public Records of Miami Dade County or as a Judicial Lien with the Florida Lien Registry shall be satisfied and extinguished and have no further force and effect. The Debtor may record this Order as necessary to effectuate the satisfaction and extinguishment of any such liens an security interests.

S. Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer or exchange of any security or the making or delivery of an instrument of transfer under the Plan may not be taxed under any law imposing a stamp tax or similar tax in any jurisdiction as all such transfers are deemed to be material components of and specifically contemplated within the Plan. See, Florida Department of Revenue v. Piccadilly Cafeterias, Inc., No. 07-312, 544 U.S. 33, 128 S. Ct. 2336, 171 L. Ed. 2d 203, 2008 U.S. LEXIS 5025 (2008). Any transaction occurring before, on or after the Effective Date shall be deemed to be in furtherance of the confirmed Plan. The Court specifically orders that the mortgage and security agreements and other ancillary transactional documents giving rise to liens for which fees or taxes may otherwise be assessed, fall within the application of section 1146(a).

T. Except as otherwise provided in the Plan or Settlement, Debtor-in-Possession, its officers, directors, employees, representatives, advisors, attorneys, financial advisors or agents, or any of such parties’ successors and assigns (“Released Parties”) shall not have or incur, and are hereby released from, any claim, obligation, cause of action or liability to one another or to any Holder of a Claim or an Interest, or any other party in interest, or any of their respective officers, directors, members, employees, representatives, advisors, attorneys, financial advisors, agents, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan; provided that the foregoing release does not apply to lien of 100 NWT which shall be extinguished upon payment of said claim as agreed between the Debtor and 100 NWT. Notwithstanding anything to the contrary herein or in the Disclosure Statement or Plan, Equinix Inc., the remaining defendant in the pending adversary case 17-01442-BKC-RAM- A are not released of any debts, claims or causes of action of any kind or nature.

U. Except as otherwise provided in the Plan and Confirmation Order, all Holders of Claims or Interest or other debt or liability addressed in the Plan are permanently enjoined from taking any of the following actions on account of such Claim, Interest or other debt or liability, other than actions brought to enforce any rights or obligations under the Plan: (i) commencing or continuing in any manner any action or other proceedings against the Debtor or its assets; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree or order against the Debtor, or its assets; (iv) creating, perfecting or enforcing any lien or encumbrance against the Debtor, or its assets; (iv) asserting a setoff of any kind against any debt, liability or obligation due to the Debtor, or its assets; and (v) commencing or continuing, in any manner or any place, any action that does not comply with or is inconsistent with the provisions of the Plan or this Order.

V. The Plan will be funded by (a) cash of the Debtor on the Effective Date, (b) continued operations, (c) and the guarantees by equity and NGH of the funding of the plan payments in the event (a) and (b) are insufficient to cover all Plan payments.

W. The Debtor is authorized to establish one or more interest-bearing accounts as they determine may be necessary or appropriate to effectuate the provisions of the Plan.

X. Each holder of an equity interest shall retain such interest post-confirmation, subject to the mandatory capital call of equity to cover shortfalls in Plan payments to the extent funds the Debtor’s operations and from NGH are insufficient. Each holder of an equity interest is obligated to fund his pro rata share or suffer dilution and/or extinguishment of his interest to the extent the other interest holder fund that holder’s share of the capital call.

Y. Confirmation of the Plan is in the best interests of the Debtor, all creditors, all holders of Interests and all other parties in interest.

Z. The Debtor shall retain all of the rights and powers of a debtor-in-possession under Sections 1107 and 1108 of the Bankruptcy Code and, in accordance with Section 1123(b)(3)(B), are designated and shall serve as the representatives of their respective Estates for purposes including, but not limited to: (i) prosecution of the adversary proceeding; and (ii) distributions to be made under the Plan.

AA. The Debtor are authorized, empowered and directed to enter into, and to perform the obligations under the Plan and to take such actions as are necessary to effectuate the terms of the Plan and this Order, including, without limitation, executing and/or entering into any and all additional instruments and documents that may be necessary or desirable to implement the terms of the Plan and this Order.

BB. Unless otherwise provided herein, all injunctions or stays provided for in the Chapter 11 Case pursuant to section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, will remain in full force and effect until the Final Decree closing the case.

CC. The stays provided by Bankruptcy Rules 6004(g) and 6006(d) are hereby lifted.

DD. The Debtor shall pay the U.S. Trustee the appropriate sum required pursuant to 28 U.S.C. § 1930(a)(6), within fourteen (14) days of the entry of this Order, for the pre-confirmation period and post confirmation period relating to those Disbursements made under the Plan until entry of an Final Order closing the Chapter 11 Case, and the Debtor shall provide to the U.S. Trustee upon payment of each post-confirmation payment an appropriate affidavit indicating all cash disbursements for the relevant period.

EE. Until the Effective Date, the Court retains jurisdiction over the Debtor, their Assets and Estates. There after, the jurisdiction of the Court over the Debtor, its Assets and its Estate is limited to the subject matters set forth in Article XIV of the Plan except jurisdiction is also expressly retained over the pending adversary, to interpret the Plan and to implement the Plan, to approve any necessary modification of this Order or Plan as may be necessary to fully implement the purpose and meaning of the Plan.

FF. The Court will set the post-confirmation hearing for May 9th, 2019 at 1:30 p.m.

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Submitted by:

Gary Murphree, Esq.

AM LAW

7385 SW 87th Avenue, Ste. 100

Miami, FL 33173

TEL: 305-441-9530

E-Mail gmm@amlaw-miami.com

Copies furnished to:

Gary Murphree, Esq.

Attorney Murphree shall provide a conformed copy of this Order to all interested parties immediately upon receipt and shall file a Certificate of Service with the Court.